Exhibit 99.1

Press Release	October 25, 2010

Four Rivers sets out plans for completing its UK integrated waste to energy business

London, England – October 25, 2010

London, United Kingdom – October 25, 2010 - Four Rivers BioEnergy Inc. (FRBE.PK) (“4Rivers'' or “Four Rivers” or “the Company”) today issued a letter to shareholders from its Chief Executive Officer, Stephen Padgett, providing a progress report on the Company’s strategic direction and development activities. Highlights of the letter are included below and the letter in its entirety has been filed today on a form 8-K.

In his letter Mr. Padgett refers to the considerable progress that has been made in converting the UK plant, which it acquired last year at a deep discount to original cost, into what the Company calls an Integrated Waste to Energy Plant and why the UK site is so well suited for this.

He sets out a firm expectation, subject to the success of the current capital raising round that the Company has embarked on, of commencing production across the entire waste to energy spectrum in the last quarter of 2011.

He also makes it clear that the Company will concentrate on (i) waste and renewables feedstock procurement and processing and (ii) generating energy and the sale of electricity into the Grid using the electricity sub-stations already on the site; and he explains why he believes that this will be a winning formula in terms of generating returns to investors whilst also mitigating risk.

Mr. Padgett explains that the focus on integrating the waste to energy cycle is a natural evolution of the Company’s original plans for ‘Integrated BioEnergy’ and is totally aligned to market developments and trends.

He also uses the letter to announce that the Group intends to re-brand itself to create singular focus on waste to energy at the UK site. He will announce details about that initiative in the near future.

About Four Rivers BioEnergy, Inc.

Four Rivers BioEnergy, Inc. is focused on realizing the potential to produce and sell energy (in the form of electricity) and biofuels from sustainable waste and renewable feedstocks. Our business model involves the vertical integration of the energy production cycle from feedstock procurement and processing through to electricity generation and sale, all within one business model and on one industrial site.  We are presently in the final phases of completing our first Integrated Waste to Energy Plant on an industrial site in the UK which we acquired in 2009.

For further information regarding Four Rivers please contact:

Stephen Padgett, Chief Executive Officer

Tel: +44 (0)1642 674085

Fax: +44 (0)1642 674415

Email: stephenpadgett@riv4ers.com

Martin Thorp, Chief Financial Officer

Tel +44 207 499 1730 or +44 77 1717 5500

Fax: +44 (0)1642 674415

Email: martinthorp@riv4ers.com

Laurel Moody, Investor Relations

Corporate Profile, LLC

Tel +1 646 810 0608

Email: lmoody@corporateprofile.com

Alvaro Novillo, Spanish Investor Relations

Tel +34 664 408 206

Email: ir4rivers.esp@gmail.com

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's good faith views and expectations when made. Forward-looking statements are inherently subject to known and unknown risks and uncertainties which, in the case of the company, include raising adequate capital to continue operations, technology and product development uncertainties, competition, cost and availability of feedstock, and plant development and manufacturing scale up. Actual results may differ, perhaps materially, from those discussed in the forward-looking statements. The company discussed in this release is not obligated to update its forward-looking statements or comment on those differences. Readers are encouraged to refer to the recent public filings of the company to further ascertain the risks associated with the forward-looking statements. Readers are urged not to place undue reliance upon such statements.

SOURCE: Four Rivers BioEnergy Company Inc.

October 25, 2010

An open letter to our shareholders

Dear Shareholder,

I am writing to update you on activities and to outline the positive future we see for the business through our focused strategic direction.

Last year we acquired, at a material discount to the original construction cost, an industrial site in the North of England, together with plant, equipment and infrastructure, intending to convert and expand it into our first Integrated Waste to Energy Plant (‘the Project’). Acquiring core assets out of financially distressed situations resulted in our incurring a much lower capital cost than an equivalent green-field site, which enhances the prospect for strong returns on our invested capital.

Since completing the site acquisition, we have carried out substantial work to the point where much of the Project is complete in terms of re-zoning the site and in terms of preparing, re-positioning and expanding the existing plant and infrastructure so that it is configured to readily accept the additional plant and equipment needed to complete the Project.

In addition, we have established many key commercial contracts and relationships, which will be important in the operation of the business, including our previously announced off-take contract with BP, the commencement date of which has recently been extended, with the opportunity for further extension by mutual agreement, if required to accommodate our plans and their needs.

Our aim is to bring together, on one site and in one business, the natural cycle from renewable and waste feedstocks through to energy production. When complete this strategy will involve us in a range of feedstock and biofuels processing and power generating activities; and our revenue will derive from the sale of electricity and feed, food and fuel products arising from feedstock and fuel processing.

Our UK site is an ideal base to develop our first integrated waste to energy business, and we plan to achieve this in stages. The site offers us outstanding logistics (close proximity to road, rail and sea transport) and a 41 acre, secure industrial area with ample space to expand and operate. The existing plant infrastructure, which was well suited for conversion and expansion into a waste to energy plant, now includes (a) on-site electricity sub-stations allowing the ready sale of electricity into the grid; (b) a differentiated, operational biodiesel processing plant; and (c) ample storage, buildings and infrastructure suited to handling and processing of a range of feedstocks.

We have a detailed project plan for the remaining work required to complete the first phase of the Project, and we currently are working with our corporate finance advisers to raise the additional capital required to do this. Subject to raising the necessary capital, we anticipate commencement of fully integrated activity, from feedstock procurement to energy production, in Q4 2011. We may commence production in certain areas earlier than this if it is operationally sensible and profitable for us to do so. For example we are working with BP on planning and logistics to commence production and shipment under our off-take arrangement with them as soon as possible. Of course, in the current financial market climate, there can be no assurance that we will be able to raise sufficient funds, if at all, or that any financing will be timely to meet our anticipated schedule.

To optimise profitability as soon as possible, a major priority will be the procurement and processing of waste and other renewable feedstocks and the conversion of these into electricity, which we would sell to the grid using our on-site sub-stations.  To this end we are accelerating our plans to produce and sell electricity. We intend to initially generate 20 mega watts per hour (‘MW’) of electricity, building in phases up to 50 MW, and to use our own processed renewable and waste feedstocks, which we expect will qualify for between one and two Renewable Obligation Credits (‘ROCs’) per MW produced. ROC’s currently trade at auction on a monthly or quarterly trading platform for approximately £50 each.

The market attitude to waste to energy and biofuels has changed and matured since 2007, and our plans have evolved correspondingly. We plan to immediately rebrand our integrated waste to energy business to focus on the business model that we are adopting, and I will be writing to you shortly to announce the re-branding and launch of a new web-site.

Vertical integration across the cycle brings two powerful benefits which should deliver strong profitability and cash flow whilst also mitigating risk:

•

Vertical Integration into feedstock procurement, storage and processing eliminates inefficiency and multiple layers within the existing supply chain and secures sustainable energy feedstocks that are assured in terms of quality, quantity, traceability and pricing.

•

Integration across the entire waste to energy cycle in one purpose built site substantially simplifies logistics and materially reduces costs of infrastructure, operations, energy supply and general overhead.

On a wider note management has focused our business activities on the UK plant, and I am pleased with the actions that have been taken to divest or spin out into joint ventures non-core assets (including the recently announced spin off of the US STT assets to our former US management and the ongoing sale of surplus infrastructure at the UK plant). We have generated and reinvested in the UK plant approximately $2.7m of cash in this way during the last year. We will continue this strategy and, in particular, we plan to divest surplus land holdings in the USA and UK.

I am very pleased with the progress made to date, and I believe that the acquisition of the site on beneficial terms together with the work done (a) to convert of the site into an integrated waste to energy plant, and (b) in the commercial development of the proposed business has positioned us to take advantage of the opportunities that abound in the UK energy market. I am confident that with the right level of new investment to complete the Project we can look forward to becoming a successful, highly profitable and differentiated company.

Stephen Padgett

CEO, Director